UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 18, 2014

LION BIOTECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	75-3254381
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification number)

21900 Burbank Blvd, Third Floor, Woodland Hills, CA 91367
(Address of principal executive offices and zip code)
(818) 992-3126
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.  Entry into a Material Definitive Agreement.

On July 18, 2014, Lion Biotechnologies, Inc. (the “Company”) entered into a five -year lease with the University of South Florida Research Foundation for an approximately 5,100 square foot facility located at 3802 Spectrum Boulevard Tampa, Florida 33612.  The new facility is part of the University of South Florida research park and will be used as the Company’s research and development facilities.  The new space currently is being developed and furbished for the Company’s research needs and is expected to be available for use by the end of October 2014.  The term of the lease shall commence on the earlier of the date when the Company takes possession of the premises or the date that the tenant improvements are substantially completed.  The monthly base rent for this facility during the first year of the lease is $10,443, which amount will increase by 3% annually. The Company has the option to extend the lease term of this facility for an additional five-year period on the same terms and conditions, except that the base rent for the renewal term will be increased in accordance with the applicable consumer price index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LION BIOTECHNOLOGIES, INC.

Date: July 23, 2014	By:	/s/ Michael Handelman
Michael Handelman, Chief Financial Officer